Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Enters Agreements with M&T Bank, Eliminating $7.0 Million of Debt on Belmont Bay Project and Extending Loan on Cascades Project

RESTON, VA, Sep 29, 2009 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) and certain of its subsidiaries (collectively, the “Company”) today announced that it had entered a series of agreements with Manufacturers Traders and Trust Company (“M&T Bank”) with respect to two projects located in Virginia. The projects, Belmont Bay located in the Belmont Bay community in Woodbridge, Virginia (the “Belmont Bay Project”), and Potomac Square located in the Cascades community in Sterling, Virginia (the “Cascades Project”) originally had loans secured by the developments of $17.3 million (the “Belmont Loan”) originated in October 2006 and $9.2 million (the “Cascades Loan”) originated in July 2004. As a result of the agreements, the Belmont Loan, with a current balance of $7.0 million will be released in its entirety and the Cascades Loan, with a current balance of $1.1 million, will be extended through January 31, 2011.

Under the terms of the agreements, M&T Bank agreed to release the Company from its obligations and guarantees relating to the Belmont Loan and the Company agreed to cooperate with M&T Bank with respect to its foreclosure on the remaining portion of the Belmont Bay Project which includes 19 partially completed condominium units and 84 condominium building lots. The Company also entered into a non-interest bearing subordinated promissory note in connection with the Belmont Loan in the amount of $496,000 with a three year maturity secured by the Cascades Project.

Further, under the terms of the agreements, M&T Bank agreed to extend the maturity date of the Cascades Loan by forbearing on enforcing its rights with respect to collection of the debt until January 31, 2011. All unpaid interest incurred prior to the effective date plus a non-refundable $50,000 extension and forbearance fee shall be added to the current principal amount due of $1.1 million and shall be due at the new maturity date The Company also agreed to commence current payment of interest due M&T Bank related to the current principal balance of the Cascades Loan. The Cascades Project contains a total of 191 condominium units with the first phase of the Cascades Project (88 units) being completed by the Company in 2007.

“We are pleased to have finalized these important agreements with M&T Bank,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “These agreements are a critical part of our strategy to stabilize Comstock Homebuilding. Not only have we eliminated a meaningful amount of debt related to the Belmont Bay project but we have also secured the flexibility and time needed to pursue a modification of the plans for the Cascades Project that converts the planned condominium product on the remaining lots into a more readily marketable townhouse product, which if achievable could position Cascades to positively impact 2010 results. We remain focused on completing the stabilization of Comstock Homebuilding in an amicable fashion and we are excited to be nearing completion of this process which began some 2 years ago.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.